Exhibit 1.07

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Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 678-259-8625 scotmcleod@cdcsoftware.com

CDC Games Provides Financial Guidance for Q2 2008

Beijing, April 08, 2008 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA), and pioneer of the “free-to-play, pay-for-merchandise” model for online games in China, today announced financial guidance, for CDC Games only, for the second quarter of 2008. As a result of diversifying its games portfolio in China, North America and Japan, increasing revenues during Q4 2007 and Q1 2008, and resolving its dispute with MGame, the licensor of Yulgang, CDC Games is now providing revenue and adjusted net income (ANI)* guidance, solely for the CDC Games business unit, for Q2 2008. CDC Games estimates that its revenue for Q2 2008 will range between USD $11 million and USD $12 million, and that it will exit the quarter with positive adjusted net income.

“Last year we promised to provide guidance for CDC Games when our visibility into our operations and prospects improved,“ said Mike Latimore, chief financial officer of CDC Games.

“Based on the diversification of our games portfolio, the growing revenues and the resolution of our dispute with MGame, we believe that we can now confidently resume providing financial guidance. With the strong results in our business during Q1 2008, including the rebound of Yulgang and continued growth of Special Force, as well as our expectation for new content updates and expanded marketing going forward, we believe we are well-positioned for the remainder of 2008.”

* Special Note Regarding CDC Games Financial Guidance
The financial guidance provided herein applies to CDC Games only, a business unit of CDC Corporation which, during the first nine months of 2007 contributed approximately 8.5 percent to CDC Corporation’s consolidated revenue. This financial guidance does not apply to, and is not indicative of, the consolidated financial results of CDC Corporation, or the financial results of CDC Software Corporation, China.com, Inc. or any of their respective affiliates or subsidiaries. Investors are cautioned not to place reliance on the financial guidance set forth herein for purposes of any investment decision with respect to the shares of CDC Corporation and should read the foregoing in conjunction with the reports and other materials filed with the United States Securities and Exchange Commission by CDC Corporation, including, without limitation, its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007.

* Non-GAAP Financial Measures
To supplement the financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”), CDC Games uses non-GAAP financial measures for net income and other line items, which are adjusted from results based on GAAP. These non-GAAP measures are provided to enhance the user’s overall understanding of CDC Games’ current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors. Although CDC Games continues to report GAAP results to investors, it believes the inclusion of non-GAAP financial measures provides further clarity in its financial reporting. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies, and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures.
CDC Games defines adjusted net income as net income adjusted for certain purchase accounting related charges and restructuring expenses. The purchase accounting related charges are primarily related to the non-cash amortization of acquisition related intangibles and non-cash tax charges related to our utilization of acquired tax net operating loss carry forwards. Restructuring charges typically result as we consolidate acquired companies to achieve operational synergies. CDC Games cannot, at this point in time, without unreasonable efforts, quantify such purchase accounting related charges and restructuring expenses.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with more than 136 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force. Launched in July 2007, Special Force has consistently ranked in the Top 10 downloaded games in China and becoming the top revenue producer for CDC Games. Currently, CDC Games offers six popular MMO online games in China that include: Special Force, Yulgang, Shaiya, Mir III, Shine and Eve Online. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies. CDC Games anticipates being able to deploy up to $100 million for CDC Games Studio investments through contributions from CDC affiliated companies, external partners and its internal resources. Through its CDC Games International (CGI) subsidiary, the company launched Minna de Battle in Japan in December 2007. In February 2008, CDC Games USA launched the www.12FootTall.com portal to showcase online games in North America, sell virtual merchandise and promote collaboration among players. Also in February 2008, CGI launched Lunia, its first game in North America, further strengthening its position as a global publisher of online games. For more information on CDC Games, visit: www.cdcgames.net

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the accuracy, completeness and utility of the revenue and adjusted net income guidance provided herein for CDC Games, our ability to resume providing guidance currently and in future periods for CDC Games in future periods, our estimates regarding our revenues and financial performance, including adjusted net income, our financial and strategic position for the remainder of 2008 for CDC Games, our belief regarding our foundation for future success throughout the year, our beliefs regarding the consistency of our business, our beliefs regarding our ability to continue to fortify our position in the online games markets, through content updates, regional expansion in China and globally, and efficient distribution, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to successfully develop, license and market first person shooter and other games; (c) the future growth of the online games industry in the China market and other markets throughout the world; (d) the possibility of launch and development delays; (e) the development of competing products and technology; (f) the continued popularity and player acceptance of Yulgang, Special Force and our other games; and (g) the continuation of our contractual and other partners to perform their obligations under agreements with us. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.